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                                                                 EXHIBIT 99.B.12

[TIAA CREF LOGO]

                                                                INTEROFFICE MEMO



To:               TIAA-CREF Life Separate Account VA-1

From:             TIAA-CREF Life Insurance Company

Date:             November 30, 1998

Re:               Initial Capital (Seed Money) Contribution for
                  TIAA-CREF Life Separate Account VA-1


                  Set forth below are the procedures to be followed in connection with the contribution of initial capital, or "seed money" by TIAA-CREF Life Insurance Company to TIAA-CREF Life Separate Account VA-1 (the "Separate Account"), a segregated investment account of TIAA-CREF Life.

                  1. TIAA-CREF Life will invest in the Stock Index Account of the Separate Account (the "Stock Index Account") the sum of $100,000.00 on December 1, 1998 or as soon thereafter as practicable.

                  2. In consideration for such investment and without deduction of any charges, the Separate Account shall credit TIAA-CREF Life with such units, of which TIAA-CREF Life shall be the owner, of the Stock Index Account in such amounts as shall be mutually agreed upon. Such shares will share pro rata in the investment performance of the Stock Index Account and shall be subject to the same valuation procedures and the same periodic deductions as are other units in that account. The value of such units on the day the initial investment is made shall be $25.00.

                  3. TIAA-CREF Life represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

                  4. Units acquired under this Agreement will be held by TIAA-CREF Life for its own account until redeemed by TIAA-CREF Life. Amounts will be redeemed at prices equal to the accumulation unit value of units of the Stock Index Account next determined after the Separate Account receives TIAA-CREF Life's proper notice of redemption.

                  5. TIAA-CREF Life may purchase, and the Separate Account may issue, additional units as the parties may agree.

                  6. These procedures are intended to comply with the applicable provisions of the federal securities laws and the laws of the State of New York, and thus should be construed and followed in a manner consistent with the requirements of those laws.